Exhibit 23.3
CONSENT OF
AVALON DEVELOPMENT CORPORATION

We prepared (i) the Geologic Report SC-10EXE1, Geology and Mineralization of the Shorty Creek Project, Livengood - Tolovana Mining District, Alaska, dated May 10, 2010, and (ii) the Geologic Report RC-11EXE1, Geology and Mineralization of the Richardson Gold Property, Richardson Mining District, Alaska, dated April 8, 2011, portions of each of which are summarized (the “Summarized Portions”) in Tri-Valley Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which in turn is incorporated by reference in this Registration Statement on Form S-8.  We hereby consent to the incorporation by reference of the Summarized Portions in this Registration Statement on Form S-8.

Avalon Development Corporation

By: /s/ Curtis J. Freeman
       Curtis J. Freeman
       President

Fairbanks, Alaska
June 2, 2011